Exhibit 99.1

University President Named to RE/MAX Board of Directors

Denver, Feb. 4, 2015 – Christine M. Riordan, the president-elect of Adelphi University, has accepted a position on the RE/MAX Holdings, Inc. Board of Directors. Dr. Riordan has over 20 years of experience in providing strategic and operational leadership to academic, government, profit and nonprofit organizations. Effective immediately, Dr. Riordan joins the existing 10-member RE/MAX Board. The Board has also appointed Dr. Riordan to serve on the Audit Committee.

“Chris has a broad understanding of effective leadership and management strategies, which makes her a perfect member of our Board,” said Dave Liniger, CEO, Co-Founder and Chairman of RE/MAX. “Her extensive experience leading a variety of organizations will add a valuable perspective to our Board of Directors and benefit the future direction of RE/MAX.”

Currently, Dr. Riordan is a member of the Georgia Institute of Technology President’s Advisory Council and a member of the Advisory Board of the Central Bank of Lexington. In the past, she has also served on boards for the Colorado Society of CPAs, the Mile-High United Way and the Southern Management Association.

The Board of Trustees of Adelphi University, in Garden City, NY, has selected Dr. Riordan to assume the position of University President as of July 1, 2015. As president, Riordan will be the university’s highest ranking official, serving as the Chief Executive Officer of an institution of 8,000 undergraduate and graduate students.

Most recently, Dr. Riordan was Executive Advisor, Provost and Professor of Management at the University of Kentucky. From 2008 to 2013, she was the Dean and Professor of Management at the University of Denver Daniels College of Business. Prior to that, she held similar positions at Texas Christian University.

Riordan holds a Ph.D. in Organizational Behavior and an MBA from Georgia State University. She earned her bachelor’s degree in Engineering from the Georgia Institute of Technology.

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Contact:

Shaun White	Pete Crowe
Vice President,	Vice President,
Public Relations	Investor Relations
RE/MAX, LLC	RE/MAX, LLC
(303) 796-3405	(303) 796-3815
shaunwhite@remax.com	pcrowe@remax.com